Exhibit (d)(ii)

INVESTMENT SUB-ADVISORY AGREEMENT

MUNDER SERIES TRUST

AGREEMENT, made this 29th day of December, 2006, among Munder Series Trust (“MST”), on behalf of each of its series set forth on Schedule A, as may be amended from time to time (each, a “Fund” and, together, the “Funds”), Munder Capital Management (“Advisor”), a Delaware general partnership, and World Asset Management, Inc., a Delaware corporation (“Sub-Advisor”).

WHEREAS, MST is a Delaware statutory trust which is authorized to issue shares in series and MST is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Advisor and the Sub-Advisor are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, MST has retained the Advisor to render investment advisory services to MST, on behalf of the Funds, pursuant to an Investment Advisory Agreement dated December 29, 2006, as may be amended from time to time (“Advisory Agreement”);

WHEREAS, the Advisory Agreement authorizes the Advisor to delegate to one or more other investment advisers any or all of the Advisor’s duties and obligations under the Advisory Agreement; and

WHEREAS, MST and the Advisor wish to retain the Sub-Advisor to render certain investment advisory services for the Funds and the Sub-Advisor is willing to furnish such services to the Funds;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Advisor, the Sub-Advisor and MST as follows:

1.	Appointment

(a) MST and the Advisor hereby appoint the Sub-Advisor to act as investment sub-adviser to the Funds for the periods and on the terms set forth herein as the Advisor, from time to time, may specify. The Sub-Advisor accepts the appointment and agrees to furnish the services set forth herein for the compensation provided herein.

(b) In the event that MST establishes one or more series other than the Funds listed on Schedule A attached hereto, with respect to which MST and the Advisor desires to retain the Sub-Advisor to act as investment sub-adviser hereunder, it shall notify the Sub-Advisor in writing. If the Sub-Advisor is willing to render such services under this Agreement, it shall notify MST and the Advisor in writing whereupon such series shall become a Fund hereunder and shall be subject to the provisions of this Agreement to the same extent as the Funds named herein except to the extent that said provisions (including those relating to the compensation payable by the Advisor to the Sub-Advisor) are modified with respect to such Fund in writing by the Advisor, the Sub-Advisor and MST at that time.

2.	Services as Investment Sub-Adviser

Subject to the general supervision and oversight of the Advisor and the Board of Trustees of MST (“Board”), the Sub-Advisor will:

(a) provide a program of continuous investment management to the Funds in accordance with each Fund’s investment objective and policies as stated in each Fund’s prospectus and statement of additional information filed with the Securities and Exchange Commission (“SEC”), as they may be amended from time to time (each a “Prospectus” and, together, the “Prospectuses”);

(b) invest and reinvest the assets of the Funds by selecting the securities, instruments, repurchase agreements, financial futures contracts, options and other investments and techniques that the Funds may purchase, sell, enter into or use;

(c) oversee the placement of purchase and sale orders on behalf of the Funds;

(d) employ professional portfolio managers and securities analysts to provide research services to the Funds;

(e) vote all proxies solicited by or with respect to the issuers of securities in which assets of the Funds may be invested in a manner that complies with MST’s proxy voting policies and procedures and, in the good faith judgment of the Sub-Advisor, best serves the interests of each Fund’s shareholders; maintain records of all proxies voted on behalf of the Funds; and provide information to MST, the Advisor or their designated agent in a manner that is sufficiently complete and timely to ensure MST’s compliance with its filing obligations under Rule 30b1-4 of the 1940 Act;

(f) maintain books and records with respect to each Fund’s securities transactions;

(g) provide periodic and special reports to the Board, as requested; and

(h) cooperate with and provide reasonable assistance to the Advisor and MST’s other service providers by: (1) keeping them fully informed as to such matters that they may reasonably deem necessary with respect to the performance of their obligations to the Funds, (2) providing prompt responses to reasonable requests for information or assistance and (3) establishing appropriate processes to promote the efficient exchange of information.

In providing those services, the Sub-Advisor will provide the Advisor and the Funds with ongoing research, analysis, advice and judgments regarding individual investments, general economic conditions and trends and long-range investment policy. In addition, the Sub-Advisor will furnish the Advisor and/or the Funds with whatever statistical information the Advisor and/or the Funds may reasonably request with respect to the securities that the Funds may hold or contemplate purchasing.

The Sub-Advisor further agrees that, in performing its duties hereunder, it will:

(a) comply in all material respects with (1) the 1940 Act and the Advisers Act and all rules and regulations thereunder, (2) the rules an regulations of the Commodities Futures Trading Commission, (3) the Internal Revenue Code of 1986, as amended (“Code”), (4) the investment objectives, policies and limitations of each Fund as described in the Prospectuses, and (5) all other applicable federal and state law and regulations, and with any applicable procedures adopted by the Board and/or the Advisor;

(b) manage each Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder;

(c) maintain books and records with respect to each Fund’s securities transactions, render to the Advisor and/or the Board such periodic and special reports as the Advisor and/or the Board may reasonably request, and keep the Advisor and/or the Board informed of developments materially affecting each Fund’s portfolio;

(d) make available to the Board, the Advisor, MST’s Chief Compliance Officer (“CCO”) and MST’s administrator, promptly upon their request, such copies of its investment records and ledgers with respect to each Fund as may be required to assist in their compliance with applicable laws and regulations. As reasonably requested by the Board or the Advisor, the Sub-Advisor will complete periodic or special questionnaires and furnish to the Board and the Advisor such periodic and special reports regarding each Fund and the Sub-Advisor. In addition, the Sub-Advisor will furnish to the Board, the Advisor and, subject to compliance with the Funds’ applicable policies regarding disclosure of portfolio holdings, third-party data reporting services all currently available standardized performance information and other customary data;

(e) make available to the Board and the Advisor at reasonable times its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Board, the Advisor and the Sub-Advisor, by telephone, in order to review the investment policies, performance and other matters relating to the management of the Funds;

(f) review draft reports to shareholders and other documents provided to Sub-Advisor, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information contained in such reports or other documents;

(g) make available to the Funds’ administrator, the Advisor and, as appropriate, MST, promptly upon its request, such copies of its investment records and ledgers with respect to the Funds as may be required to assist the administrator, the Advisor and MST in their compliance with applicable laws and regulations. The Sub-Advisor will furnish the Advisor and/or the Board with such periodic and special reports regarding the Funds as they may reasonably request;

(h) use no inside information that may be in its possession or in the possession of any of its affiliates, nor will the Sub-Advisor seek to obtain any such information, in providing investment advice to each Fund;

(i) immediately notify MST, the Advisor and the Board in the event that the Sub-Advisor or any of its affiliates becomes aware that the Sub-Advisor: (1) is subject to a statutory disqualification that prevents the Sub-Advisor from serving as investment adviser pursuant to this Agreement; (2) fail to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (3) is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; or (4) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of MST or the Advisor. The Sub-Advisor further agrees to notify MST and the Advisor immediately of any material fact known to the Sub-Advisor respecting or relating to the Sub-Advisor that is not contained in MST’s Registration Statement regarding the Funds, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect. The Sub-Advisor will promptly notify MST, the Advisor and the Board if its chief executive officer or any member of the portfolio management team for any Fund changes or there is otherwise an actual change in control or management of the Sub-Advisor;

(j) not disclose information regarding Fund characteristics, trading history, portfolio holdings or any other related information to any third party, except in compliance with MST’s policies on disclosure of portfolio holdings;

(k) provide the Advisor, MST or the Board with such information and assurances (including certifications and sub-certifications) as the Advisor, MST or the Board may reasonably request from time to time in order to assist the Advisor, MST or the Board in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Funds’ Form N-CSRs and Form N-Qs;

(1) will promptly assist MST and the Advisor in determining the fair value of portfolio securities when market quotations are not readily available (including promptly making knowledgeable personnel of the Sub-Advisor available for discussions with the Advisor, the Board and/or any fair valuation committee appointed by the Board upon reasonable request, obtaining bids and offers or quotes from broker-dealers or market-makers with respect to securities held by the Funds and providing information upon request on valuations the Sub-Advisor has determined of securities also held by other clients of the Sub-Advisor), for the purpose of calculating each Fund’s net asset value in accordance with the procedures and methods established by the Board; and

(m) meet with the Board to explain its activities at such times and places as the Advisor or the Board may reasonably request; and

(n) not consult with any other investment sub-adviser of MST (if any), or with the sub-adviser to any other investment company (or separate series thereof) managed by the Advisor concerning the Funds’ transactions in securities or other assets, except for purposes of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act.

3.	Brokerage

The Sub-Advisor may place orders pursuant to its investment determinations for each of the Funds directly with the issuers of the securities, or with any broker or dealer. The Sub-Advisor may open and maintain brokerage accounts of all types on behalf of and in the name of the Funds. The Sub-Advisor may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Sub-Advisor deems desirable or appropriate. In selecting brokers or dealers to execute transactions on behalf of the Funds, the Sub-Advisor will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any Fund transaction, the Sub-Advisor will consider all factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting broker-dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Advisor is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to the Funds and/or other accounts over which the Sub-Advisor or its affiliates exercise investment discretion. The parties hereto acknowledge that it is desirable for MST that the Sub-Advisor have access to supplemental investment and market research and security and economic analysis provided by broker-dealers who may execute brokerage transactions at a higher cost to the Funds than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Advisor may cause the Funds to pay a broker-dealer which furnishes brokerage and research services a higher commission than that which might be charged by another broker-dealer for effecting the same transaction, provided that the Sub-Advisor determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either the particular transaction or the overall responsibilities of the Sub-Advisor to the Funds. It is understood that the services provided by such brokers may be useful to the Sub-Advisor in connection with the Sub-Advisor’s services to other clients. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder and subject to any other applicable laws and regulations, the Sub-Advisor and its affiliates are authorized to effect portfolio transactions for the Funds and to retain brokerage commissions on such transactions. The Sub-Advisor may, but shall not be obligated to, aggregate or bunch orders for the purchase or sale of securities for the Funds with orders for its other clients where: (1) such aggregation or bunching of order is not inconsistent with a Fund’s investment objectives, policies and procedures, (2) the allocation of the securities so purchased or sold, as well as the expenses incurred in any such transaction, shall be made by the Sub-Advisor in a manner that is fair and equitable in the judgment of the Sub-Advisor, and (3) the Sub-Advisor shall be cognizant of its fiduciary obligations to the Funds and each of its other clients and shall enter into such transactions only where the rights of each client are considered and protected.

4.	Records

(a) The Sub-Advisor agrees to maintain and to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by the Sub-Advisor with respect to the Funds by the 1940 Act. The Sub-Advisor further agrees that all records which it maintains for the Funds are the property of the Funds and it will promptly surrender any of such records upon request.

(b) The Sub-Advisor agrees that it shall furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested by them in order to determine whether the operations of the Funds are being conducted in accordance with applicable laws, rules and regulations.

(c) The Sub-Advisor shall make all filings with the SEC required of it pursuant to Section 13 of the 1934 Act with respect to its duties as are set forth herein. The Sub-Advisor also shall make all required filings on Forms 13D and 13G (as well as other filings triggered by ownership in securities under other applicable laws, rules and regulations) as may be required of the Funds due to the activities of the Sub-Advisor. The Sub-Advisor shall coordinate with the Advisor and MST as appropriate with respect to the making of such filings.

5.	Standard of Care

The Sub-Advisor shall exercise its best judgment in rendering the services under this Agreement. The Sub-Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Advisor or a Fund or the Funds’ shareholders in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Sub-Advisor against any liability to the Advisor or a Fund or to its shareholders to which the Sub-Advisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Sub-Advisor’s reckless disregard of its obligations and duties under this Agreement. As used in this Section 5, the term “Advisor” shall include any officers, directors, employees, or other affiliates of the Sub-Advisor performing services with respect to a Fund.

6.	Compensation

In consideration of the services rendered pursuant to this Agreement, the Advisor will pay the Sub-Advisor a fee as set forth on Schedule B attached hereto. The fee shall be computed and accrued daily and payable monthly. For purposes of determining fees payable in this manner, the value of a Fund’s average daily net assets shall be computed at the times and in the manner specified in the Fund’s Prospectuses.

7.	Expenses

(a) The Sub-Advisor will bear all expenses in connection with the performance of its services under this Agreement.

(b) The Sub-Advisor shall bear all reasonable expenses of MST, if any, arising out of an assignment or change in control of the Sub-Advisor. In the event that there is a proposed change in control of the Sub-Advisor that would act to terminate this Agreement, and if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to MST to be required by the 1940 Act or any rule or regulation thereunder, the Sub-Advisor agrees to assume all reasonable costs associated with soliciting shareholders of the Funds to approve continuation of this Agreement. Such expenses include the costs of preparation and mailing of a proxy statement, and of soliciting proxies.

8.	Services to Other Companies or Accounts

The investment sub-advisory services of the Sub-Advisor to the Funds under this Agreement are not to be deemed exclusive, and the Sub-Advisor, or any affiliate thereof, shall be free to render similar services to other investment companies and clients (whether or not their investment objective and policies are similar those of a Fund) and to engage in activities so long as its services hereunder are not impaired thereby. If the Sub-Advisor provides any advice to its clients concerning investment in the shares of a Fund, the Sub-Advisor shall act solely for such clients in that regard and not in any way on behalf of the Advisor, MST or the Funds.

9.	Compliance Matters

(a) The Sub-Advisor understands and agrees that it is a “service provider” to MST as contemplated by Rule 38a-1 under the 1940 Act. As such, the Sub-Advisor agrees to cooperate fully with the Advisor and MST and its Trustees and officers, including MST’s CCO, with respect to (1) any and all compliance-related matters, and (2) MST’s efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws”, as that term is defined by Rule 38a-1, by MST, the Advisor and the Sub-Advisor. In this regard, the Sub-Advisor shall:

(1) submit to the Board for its consideration and approval, prior to the effective date of this Agreement, the Sub-Advisor’s applicable compliance policies and procedures;

(2) submit to the Board for its consideration and approval, annually (and at such other times as MST may reasonably request), a report (“Report”) fully describing any material amendments to the Sub-Advisor’s compliance policies and procedures since the more recent of: (1) the Board’s approval of such policies and procedures or (2) the most recent Report;

(3) provide periodic reports discussing the Sub-Advisor’s compliance program and special reports in the event of material compliance matters;

(4) permit the Advisor and MST and its Trustees and officers to become familiar with the Sub-Advisor’s operations and understand those aspects of the Sub-Advisor’s operations that may expose the Advisor and MST to compliance risks or lead to a violation by MST, the Advisor or the Sub-Advisor of the federal securities laws;

(5) permit the Advisor and MST and its Trustees and officers to maintain an active working relationship with the Sub-Advisor’s compliance personnel by, among other things, providing the Advisor and MST’s CCO and other officers with a specified individual within the Sub-Advisor’s organization to discuss and address compliance-related matters;

(6) provide the Advisor and MST and its Trustees and CCO with such certifications as may be reasonably requested; and

(7) reasonably cooperate with MST’s any independent registered public accounting firm and shall take all reasonable action in the performance of its obligations under this Agreement to assure that access to all reasonably necessary information and the appropriate personnel are made available to such independent registered public accounting firm, to support the expression of the independent registered public accounting firm’s opinion and their review of the appropriate internal controls and operations, as such may be required from time to time.

(b) The Sub-Advisor represents, warrants and covenants that it has implemented and shall maintain a compliance program that complies with the requirements of Rule 206(4)-7 under the Advisers Act.

10.	Duration and Termination

(a) Current Funds. This Agreement shall be effective immediately following the effective time of the Advisory Agreement with respect to the Funds listed on Schedule A as of that date (“Current Funds”). For each Current Fund, this Agreement shall continue in effect from the effective date hereof, unless sooner terminated, as provided herein, through May 31, 2007 and shall continue year to year thereafter, provided each continuance is specifically approved at least annually by (i) the vote of a majority of the members of the Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Current Fund’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the members of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b) New Funds. With respect to any Fund that is not a Current Fund (“New Fund”), this Agreement shall become effective on such date as determined by the Board, provided that with respect to any New Fund, this Agreement shall not take effect unless it has been approved (a) by a vote of a majority of the members of the Board, including a majority of those Board members who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of that New Fund’s outstanding voting securities and shall continue in effect with respect to the New Fund, unless sooner terminated, as provided herein, for two years from the initial approval date for each New Fund and shall continue from year to year thereafter, provided each continuance is specifically approved at least annually by (i) the vote of a majority of the members of the Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of the New Fund’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the members of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

(c) Termination. This Agreement is terminable with respect to the Funds, or any Fund, without penalty, on sixty (60) days’ written notice by the Board or by vote of the holders of a “majority” (as defined in the 1940 Act) of the shares of the affected Funds or upon ninety

(90) days’ written notice by the Advisor or the Sub-Advisor. In addition, this Agreement will terminate with respect to any Fund in the event of the termination of the Advisory Agreement with respect to that Fund. Termination of this Agreement with respect to any given Fund, shall in no way affect the continued validity of this Agreement or the performance thereunder with respect to any other Fund. This Agreement will be terminated automatically in the event of its “assignment” (as defined in the 1940 Act).

11.	Confidential Information

Each party agrees that it will treat confidentially all information provided by any other party regarding such other parties’ businesses and operations, including without limitation the investment activities or holdings of each Fund. All confidential information provided by a party hereto shall not be disclosed to any unaffiliated third party without the prior consent of the providing party. The foregoing shall not apply to any information that is public when provided or thereafter becomes public through no wrongful act of the recipient or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable laws, rules or regulations.

12.	Amendment

No provision of this Agreement shall be changed, waived or discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement with respect to any Fund shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of that Fund, and (ii) a majority of the members of the Board, including a majority of Board members who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

13.	Miscellaneous

(a) This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

(b) Titles or captions of sections in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

(c) This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

(d) This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of the State of Michigan.

(e) If any provisions of this Agreement or the application thereof to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than these as to which it so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

(f) Nothing herein shall be construed as constituting the Sub-Advisor as an agent of the Advisor, MST or the Funds.

(g) Notices of any kind to be given to the Advisor by the Sub-Advisor or MST shall be in writing and shall be duly given if mailed or delivered to the Advisor at 480 Pierce Street, Birmingham, Michigan 48009, or at such other address or to such individual as shall be specified by the Advisor. Notices of any kind to be given to MST by the Advisor or the Sub-Advisor shall be in writing and shall be duly given if mailed or delivered to 480 Pierce Street, Birmingham, Michigan 48009, or at such other address or to such individual as shall be specified by MST. Notices of any kind to be given to the Sub-Advisor by the Advisor or MST shall be in writing and shall be duly given if mailed or delivered to the Sub-Advisor at World Asset Management, 255 E. Brown Street, Birmingham, MI 48009, or at such other address or to such individual as shall be specified by the Sub-Advisor.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

WORLD ASSET MANAGEMENT, INC.

By:	/s/ Todd B. Johnson
Name: Todd B. Johnson
Title: President and CIO

MUNDER CAPITAL MANAGEMENT

By:	/s/ John Adams
Name: John Adams
Title: CEO

MUNDER SERIES TRUST

By:	/s/ Stephen Shenkenberg
Name: Stephen Shenkenberg
Title: Vice President

[Signature Page to Investment Sub-Advisory Agreement Munder Series Trust]

SCHEDULE A

As of December 29, 2006

Munder Series Trust

Munder Index 500 Fund

Munder S&P MidCap Index Equity Fund

Munder S&P SmallCap Index Equity Fund

A-1

SCHEDULE B

As of December 29, 2006

Annual Fees (as a Percentage of Daily Net Assets)
Munder Index 500 Fund	0.12% of the first $10 million
0.10% of the next $40 million
0.08% of the next $50 million
0.04% of the next $100 million; and
0.02% of the average daily net assets in excess of $200 million)

Munder S&P MidCap Index Equity Fund	0.12% of the first $10 million
0.10% of the next $40 million
0.08% of the next $50 million
0.04% of the next $100 million; and
0.02% of the average daily net assets in excess of $200 million)

Munder S&P SmallCap Index Equity Fund	0.12% of the first $10 million
0.10% of the next $40 million
0.08% of the next $50 million
0.04% of the next $100 million; and
0.02% of the average daily net assets in excess of $200 million)